FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

Update for Shareholders Issued by ERHC Energy Inc. Interim CEO

HOUSTON, July 9, 2007– The following update on Company activities was issued by Nicolae Luca, interim chief executive officer of ERHC Energy Inc. (OTCBB: ERHE), following the market close on Monday, July 9, 2007.

“To ERHC Shareholders:

“I am pleased once again to provide an update on ERHC Energy Inc.’s recent progress.

“We continue to see activity toward eventual exploration in the Joint Development Zone. The Company’s consortium partners in the JDZ, Addax Petroleum and Sinopec Corp., are proceeding with plans to bring the deepwater drill ship Aban Abraham to the JDZ next year.  According to our most recent information, Addax and Sinopec continue to anticipate that exploratory drilling operations may begin as early as mid-2008 in Blocks 2 and 4 of the JDZ.

“As we have reported in the past, we will continue to look to the operators of each of the Blocks to make relevant announcements when they determine that the time is right. In May, Addax released the results of a prospective oil and contingent gas resources report of JDZ Blocks 2, 3 and 4, in which both Addax and ERHC Energy hold a participating interest, on its website at www.addaxpetroleum.com.*

“As noted previously, ERHC’s Vice President (Technical), Mr. James Ledbetter, also has been assessing the feasibility of various other prospects in the region, including marginal fields that might provide good investment opportunities for companies of ERHC’s size and capacity.

“We have started planning an ERHC annual shareholders’ meeting. At the moment, budgets and timelines are being drawn up for consideration by management and the board. I am confident that we will be able to announce a date for the meeting as soon as the preliminaries are sorted out. At the moment, we are exploring dates in late 2007 or early 2008. Of course, the formal notice and documentation will be provided to shareholders at the appropriate time in advance of the meeting.

“On July 5th 2007, the U.S. Senate Committee on Homeland Security and Governmental Affairs Permanent Subcommittee on Investigations served ERHC with a subpoena, in connection with its review of matters relating to the potential abuse of payments made to foreign governments, seeking documents and information related to ERHC’s activities, particularly those related to the acquisition of ERHC’s interests in the Gulf of Guinea.  ERHC’s attorneys, Akin Gump Strauss Hauer & Feld LLP, will assist ERHC in responding to the subpoena.

“The New York Times and The Houston Chronicle recently ran stories regarding ERHC. There are a few points that I would like to emphasize.  ERHC’s rights in the JDZ, as well as those granted to other companies, were recognized by the Joint Development Authority pursuant to the terms of the treaty establishing the JDZ, which was ratified by the governments of Nigeria and Sao Tome & Principe.  Our position is that the circumstances during the past decade – including numerous concessions and renegotiations on our part – led to development rights in the JDZ being legitimately awarded to ERHC.

“The Houston Chronicle’s report focused on the Securities and Exchange Commission’s filing of a subpoena enforcement action against an attorney working for Chrome Oil Services Limited, which is a significant shareholder in ERHC. The subpoena related to the SEC’s investigation of ERHC. Our investigation counsel, Akin Gump, has informed us that the SEC and the attorney in question, through his own individual attorney, are working toward resolving compliance with the subpoena.

“ERHC Energy remains focused on building positive momentum and values your ongoing trust and support. The management and board look forward to getting together with you in due course at the shareholders’ meeting.”

Sincerely,

Nicolae Luca

Acting Chief Executive Officer

* Information on that website is not incorporated into this press release or any of ERHC’s filings with the Securities and Exchange Commission, and ERHC can provide no assurance as to the accuracy or completeness of any such information.

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About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, but are not limited to, statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission.  These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control.  Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.